SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U, and 74V.

For period ending 1/31/2006
File number 811-5686
Series No.: 2

72DD    1  Total income dividends for which record date passed during the period. (000's Omitted)
           Class A                 $   3,293
        2  Dividends for a second class of open-end company shares
           (000's Omitted)
           Class A3                $     556
           Institutional Class     $     201


73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A                 $000.1503
        2  Dividends for a second class of open-end company shares (form
           nnn.nnnn)
           Class A3                $000.1452
           Institutional Class     $000.1652


74U.    1  Number of shares outstanding (000's Omitted)
           Class A                    20,206
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class A3                    3,832
           Institutional Class         1,275


74V.    1  Net asset value per share (to nearest cent)
           Class A                    $10.04
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class A3                   $10.04
           Institutional Class        $10.05